                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                               Commission File Number 333-117495

                           NOTIFICATION OF LATE FILING

(Check One):   [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F    [X] Form 10-QSB
               [ ] Form N-SAR  [ ] Form N-CSR

For Period Ended:                    March 31, 2006
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K       [ ]   Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F       [ ]   Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended: _______________________________________________

         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: ________________________
________________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant        GLOBALOPTIONS GROUP, INC.
                       ---------------------------------------------------------

Former name if applicable      CREATIVE SOLUTIONS WITH ART, INC.
                         -------------------------------------------------------

                               75 ROCKEFELLER PLAZA, 27th Floor
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Address of principal executive office (Street and Number)

City, State and Zip Code       NEW YORK, NY 10019
                        --------------------------------------------------------

                                     PART II
                             RULES 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         (a)    The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b) The subject annual report, semi-annual report, transition report on
         Form 10-K,  Form 20-F,  Form 11-K, Form N-SAR or Form N-CSR, or portion thereof will be filed on or before the 15th  calendar day following the prescribed  due date;  or the subject  quarterly  report or  transition report on Form  10-QSB;  or subject  distribution  report on Form D, or portion  thereof,  will be filed on or before  the fifth  calendar  day following the prescribed due date; and

        (c)     The  accountant's  statement or other  exhibit  required by Rule
         12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K,
10-QSB,  10-D, N-SAR, N-CSR, or the transition report or portion thereof,  could not be filed within the prescribed time period.

         The Registrant was unable to file the Form 10-QSB for the quarter ended
March 31, 2006 (the "Report") without unreasonable effort or expense due to the related delays in gathering information for inclusion in the Report associated therewith.

                                     PART IV
                                OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

       HARVEY W. SCHILLER                   (212)            445-6262
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            (Name)                        (Area Code)   (Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d)
of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  [X] Yes [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            GLOBALOPTIONS GROUP, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date     May 15, 2006                       /s/ Harvey W. Schiller
     --------------------------        -----------------------------------------
                                       Name:  Harvey W. Schiller
                                       Title: Chairman of the Board and
                                              Chief Executive Officer

                  Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the  person  signing  the form  shall be typed or  printed beneath  the  signature.  If the  statement  is signed on behalf of the registrant  by an  authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

         Intentional  misstatements  or  omissions  of fact  constitute  Federal criminal violations. (See 18 U.S.C. 1001).